UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Del Frisco’s Restaurant Group, Inc.

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Del Frisco’s Restaurant Group, Inc., a Delaware corporation (“DFRG” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) on August 6, 2019, relating to the Agreement and Plan of Merger, dated as of June 23, 2019 (the “Merger Agreement”), by and among the Company, Harlan Parent, Inc., a Delaware corporation (“Parent”), and Harlan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Stockholder Litigation

As previously disclosed in the Company’s Forms 8-K filed on July 29, 2019, August 1, 2019, August 5, 2019 and August 8, 2019, and Schedule 14A filed on August 6, 2019, the following actions were commenced by purported stockholders of the Company:

(i) in the United States District Court of Delaware, captioned Sabatini v. Del Frisco’s Restaurant Group, Inc. et al., Case No. 1:19-cv-01385-LPS (the “Sabatini Complaint”);

(ii) in the United States District Court of Delaware, captioned Stein v. Del Frisco’s Restaurant Group, Inc. et al., Case No. 1:19-cv-01412-LPS (the “Stein Complaint”);

(iii) in the United States District Court for the Southern District of New York, captioned Kyle T. Karmazyn v. Del Frisco’s Restaurant Group, Inc., et al., Case No. 1:19-cv-07193 (LAP) (the “Karmazyn Complaint”); and

(iv) in the District Court of Dallas County, Texas, captioned Benjamin Palestino v. DFRG, Inc., et al., Case No. DC-19-10726 (the “Palestino Complaint” and together with the Sabatini Complaint, the Stein Complaint and the Karmazyn Complaint, the “Complaints”).

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ disclosure claims in the Complaints, avoid nuisance and preclude any efforts to delay closing, and provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints that any additional disclosure was or is required. The Company believes the Complaints are without merit and intends to vigorously defend against the Complaints.

Supplemental Disclosures to Proxy Statement

The following supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a referenced disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the last sentence of the third paragraph on page 28 of the Proxy Statement:

Following such announcement, the Company received inbound inquiries from 20 parties, including L Catterton, expressing their interest in participating in a sale process, 17 of whom the Committee, with the assistance of Piper Jaffray, viewed as credible and would be subsequently invited to participate in the sale process in January 2019.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the last paragraph on page 28 of the Proxy Statement:

On December 21, 2018, in response to the Company’s announcement, Mr. Welling sent an e-mail to Mr. Carter requesting that Joseph Reece and one other individual (“Candidate A”) be appointed to the Board of Directors and the Committee. Mr. Welling conveyed his belief that the Board of Directors would benefit from Mr. Reece’s legal, banking and transaction experience and Candidate A’s expertise in restaurant operations and indicated that neither Mr. Reece nor Candidate A had any relationship with Engaged Capital.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the second sentence of the third paragraph on page 29 of the Proxy Statement:

Representatives of Piper Jaffray reviewed in detail with the Committee a suggested list of 87 parties, including L Catterton, that Piper Jaffray believed, based on its professional judgement and experience, would be potentially interested in participating in a sale process with the Company, including as a result of such parties’ prior investments in the restaurant industry, ownership of existing dining concepts that are similar to the Company’s dining concepts, prior expressions of interest in the Company’s dining concepts, and likelihood and ability to complete a transaction with the Company.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the following disclosure after the last sentence of the third paragraph on page 29 of the Proxy Statement:

All interested parties in the sale process that entered into such confidentiality agreement with the Company had agreed to such standstill provisions.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the following disclosure after the third sentence in the first full paragraph on page 30 of the Proxy Statement:

As required for each individual that is nominated or chosen to become a director or executive officer of the Company, Mr. Reece had also submitted his responses to the Company’s standard directors’ and officers’ questionnaires. The questionnaires elicited responses that, among other things, confirmed that Mr. Reece had no related party transactions with the Company or arrangement with Engaged Capital that would impair his independence as a director or Chairman of the Committee.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the first full sentence in the first paragraph on page 31 of the Proxy Statement:

A representative of Piper Jaffray provided an update to the Committee on the sale process, reporting that, as of February 8, 2019, of the total of 91 parties that had been contacted (15 strategic parties and 76 financial sponsor parties), 25 interested parties (five strategic parties and 20 financial sponsor parties) had executed confidentiality agreements, five financial sponsor parties had participated in introductory meetings, and 12 parties (two strategic parties and 10 financial sponsor parties) had declined to participate in the sale process citing, among other reasons, Company-specific reasons involving its exposure to full service, fine dining, and a company-owned business model, seasonal fluctuations, and macroeconomic (and recessionary) risks.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure and deleting the language that is struck through below in the first full paragraph on page 32 of the Proxy Statement:

On February 22, 2019, the Board of Directors held an in-person meeting with members of the Company’s management and representatives of Piper Jaffray in attendance. A representative of Piper Jaffray reported that, since the Company commenced its initial outreach to potential interested parties, 93 parties had been contacted (15 strategic parties and 78 financial sponsor parties), 41 interested parties (six strategic parties and 35 financial sponsor parties) had executed confidentiality agreements, eight financial sponsor parties had participated in introductory meetings, and 15 parties had declined to participate in the sale process, citing as additional reasons to those previously summarized, among others, public company valuation concerns resulting from the Company’s current trading multiples relative to bidders’ views on the Company’s valuation and the relatively small market capitalization being below the targeted equity investment range for some financial sponsor parties. Representatives of Piper Jaffray and members of the Company’s management reviewed ~~the~~ drafts of the CIM and the Company Projections included therein that were previously provided for the Board of Directors’ review. The Board of Directors engaged in a detailed discussion and asked questions on, among other items, the underlying inputs and assumptions in the draft Company Projections. The Board of Directors provided comments on the draft CIM and the draft Company Projections and, with such changes, authorized the distribution of the CIM and the Company Projections to interested parties in the sale process. The Board of Directors also authorized Piper Jaffray to reach out to potential lenders, after the distribution of the CIM to interested parties, to solicit and share information with certain lenders to better position them to provide any necessary debt financing in a potential sale of the Company.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the following disclosure as the penultimate sentence in the first paragraph on page 33 of the Proxy Statement:

Mr. Abdallah disclosed that he had worked for Party A from 2010 to 2013 but confirmed that he has not worked for Party A since 2013 and that he had not had any contact with Party A regarding the sale process.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure and deleting the language that is struck through below in the first full paragraph on page 36 of the Proxy Statement:

Later that day, Party K submitted a proposal of $9.50 per share for all of the outstanding shares of the Company with contemplated third-party debt financing of $200 million indicated in the proposal. However, due to Party K’s lack of a dedicated equity fund and the lack of assurance that it would be able to secure such necessary equity commitments~~lacking the equity financing for its proposal~~, the Committee decided on the following day not to advance Party K into the next round of the sale process.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the fifth full paragraph on page 36 of the Proxy Statement:

On April 29, 2019, Party L submitted a non-binding preliminary proposal to acquire all of the Company’s outstanding shares for $9.00-11.00 per share in cash. The proposal did not indicate any necessary third party financing commitments. At the direction of the Committee, Party L was permitted to move forward in the sale process and was granted access to confidential information of the Company and met with members of the Company’s management.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the first sentence of the fourth full paragraph on page 37 of the Proxy Statement:

On May 20, 2019, an unauthorized news story was released stating that the Company received proposals to acquire the Company for approximately $9.00 per share.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the last sentence on page 37 of the Proxy Statement:

Subsequently on May 22, 2019, Party A sent a revised updated proposal of $8.75 to $10.00 per share (with a specified midpoint price of $9.38 per share).

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the tenth sentence of the second full paragraph on page 38 of the Proxy Statement:

A representative of Kirkland reminded the directors of their fiduciary duties in the context of a sale process and reviewed the material terms of a proposed draft of the merger agreement to be provided to strategic parties and financial sponsor parties, which included customary “no-shop” obligations that limit the Company’s and its representatives’ ability to solicit alternative acquisition proposals from third parties subject to certain customary “fiduciary out” exceptions (for more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Acquisition Proposals”).

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure and deleting the language that is struck through below in the penultimate sentence of the first paragraph on page 41 of the Proxy Statement:

The representative of Piper Jaffray also reviewed with the Committee the status of the other interested parties, noting that L Catterton was the only interested party that submitted a final written proposal as of the final proposal date specified to the interested parties (June 19, 2019), Party A submitted a verbal proposal of $325 million for the acquisition of Barcelona and bartaco, reaffirming that it would not be submitting a final proposal for the acquisition of the Company, and despite prior expectations, Party L had not ~~yet~~ (and never) submitted a final proposal.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure in the last paragraph on page 41 of the Proxy Statement:

The Committee and representatives of Piper Jaffray discussed how such “break-up” costs could meaningfully reduce the aggregate value of the proposals on the individual dining concepts and likely result in a lower implied value than L Catterton’s proposal of $8.00 per share, but given the numerous variables and possible permutations of a sale of parts transaction, quantifying such “break-up” costs would be highly speculative and impractical. A representative of Kirkland then reviewed with the Committee other qualitative risks and disadvantages of a sale of parts transaction structure, including as it relates to deal timing, certainty and conditionality. Given the “break-up” costs and other qualitative risks and disadvantages, the Committee determined that a sale of parts transaction structure would not likely yield a better outcome for the Company’s stockholders.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure and deleting the language that is struck through below in the fourth full paragraph on page 45 of the Proxy Statement:

On June 26, 2019, as permitted under the terms of the Merger Agreement, the Company sent a standstill waiver~~s~~ to the only~~each of the~~ interested party~~ies~~ in the sale process that had entered into a confidentiality agreement~~s~~ that contained a standstill provision prohibiting such party from (i) ~~prohibited such parties from~~ making Acquisition Proposals to the Board of Directors and (ii) ~~otherwise prohibited such parties from~~ (x) requesting a waiver to such restriction or (y) confidentially submitting Acquisition Proposals for consideration by the Board of Directors. The Company did not receive any inquiries or communications from such party following delivery of the standstill waiver.

The disclosure under the heading “The Merger—Opinion of Piper Jaffray & Co.” is hereby supplemented by adding the underlined disclosure in the first sentence of the second full paragraph on page 59 of the Proxy Statement:

For purposes of its analyses, Piper Jaffray, using the updated Company Projections (see “The Merger—Company Projections—Final Company Projections (June 2019)”), calculated (i) the Company’s equity value implied by the Merger Consideration to be approximately $282.2 million, based on approximately 35.3 million shares of common stock and common stock equivalents estimated to be outstanding as of June 25, 2019 (the end of the Company’s second fiscal quarter 2019), which includes restricted stock, and (ii) the Company’s enterprise value (for purposes of this analysis, implied enterprise value equates to implied equity value, plus long-term debt of $369.0 million less cash and cash equivalents of $0.8 million estimated as of June 25, 2019, the end of the Company’s second fiscal quarter 2019), referred to as “EV,” to be approximately $650.4 million.

The disclosure under the heading “The Merger—Opinion of Piper Jaffray & Co.” is hereby supplemented by adding the table below immediately following the first sentence on page 61 of the Proxy Statement:

Company	Market Capitalization	EV/LTM EBITDA	EV/CY2019 EBITDA	EV/CY2020 EBITDA
BJ’s Restaurants, Inc.	$893M	7.4x	7.4x	7.1x
Bloomin’ Brands, Inc.	$1,754M	7.0x	6.6x	6.4x
Brinker International, Inc.	$1,458M	7.0x	7.2x	7.4x
The Cheesecake Factory, Inc.	$2,078M	9.7x	9.3x	8.9x
Chuy’s Holdings, Inc.	$391M	10.6x	10.1x	9.5x
Darden Restaurants, Inc.	$15,374M	13.5x	13.1x	12.0x
Dave and Buster’s Entertainment, Inc.	$1,475M	6.7x	6.6x	6.2x
J. Alexander’s Holdings, Inc.	$168M	7.9x	6.4x	5.9x
Red Robin Gourmet Burgers, Inc.	$408M	5.0x	5.3x	5.3x
Ruth’s Hospitality Group, Inc.	$685M	10.0x	9.4x	8.9x
Texas Roadhouse, Inc.	$3,763M	12.0x	11.3x	10.5x
Minimum	—	5.0x	5.3x	5.3x
Mean	—	8.8x	8.5x	8.0x
Median	—	7.9x	7.4x	7.4x
Maximum	—	13.5x	13.1x	12.0x

The disclosure under the heading “The Merger—Opinion of Piper Jaffray & Co.” is hereby supplemented by replacing the list of targets and acquirors on pages 61 and 62 of the Proxy Statement with the following table:

Announced Date	Acquirer	Target	EV	EV/EBITDA before PO & SBC	EB/EBITDA after PO & SBC
03/08/18	Spice Private Equity	Bravo Brio Restaurant Group	$101	6.1x	6.6x
02/20/18	Rhone Capital	Fogo de Chao	$558	9.5x	10.2x
11/28/17	Arby’s Restaurant Group	Buffalo Wild Wings	$2,286	10.4x	10.8x
10/16/17	NRD Capital Management	Ruby Tuesday	$138	4.5x	5.0x
03/27/17	Darden Restaurants	Cheddar’s Casual Café	$810	NA	10.4x
05/20/14	Sentinel Capital Partners, Tri-Artisan Capital Partners	TGI Friday’s	$800	7.3x	8.0x
05/16/14	Golden Gate Capital	Red Lobster Seafood Co.	$613	NA	5.6x
01/16/14	Apollo Global Management	CEC Entertainment	$1,329	7.4x	7.8x
09/05/12	American Blue Ribbon Holdings	J. Alexander’s Corp.	$100	8.5x	8.8x
07/12/12	Darden Restaurants	Yard House USA	$585	14.9x	19.0x
05/22/12	Angelo, Gordon & Co.	Benihana	$290	8.0x	9.2x
05/01/12	Centerbridge Partners	P.F. Chang’s China Bistro	$1,052	8.2x	8.3x
02/07/12	Fidelity National Financial	O’Charley’s	$202	6.1x	6.5x
12/16/11	Landry’s	Morton’s Restaurant Group	$182	6.7x	7.3x
11/08/11	Landry’s	McCormick & Schmick’s Seafood Restaurants	$133	6.8x	6.9x
05/25/11	Golden Gate Capital	California Pizza Kitchen	$455	6.9x	7.7x
11/08/10	Landry’s	Bubba Gump Shrimp Co.	$113	6.5x	6.5x
08/27/10	Kelso & Company	Logan’s Roadhouse	$577	7.7x	7.9x
06/20/10	Tilman J. Fertitta	Landry’s Restaurants	$1,348	7.5x	7.6x
05/30/10	Oak Hill Capital Partners	Dave & Buster’s Holdings	$570	6.9x	7.3x
08/22/07	TSG Consumer Partners	Yard House USA	$161	11.8x	13.4x
08/16/07	Darden Restaurants	RARE Hospitality International	$1,382	9.1x	10.4x
07/16/07	IHOP Corp.	Applebee’s International	$2,083	9.0x	10.0x
05/22/07	Bain Capital Partners, Catterton Management	OSI Restaurant Partners	$3,496	8.1x	9.5x
05/06/07	Patina Restaurant Group	Smith & Wollensky Restaurant Group	$103	12.1x	12.5x
	Minimum	—	$100	4.5x	5.0x
	Mean	—	$803	8.3x	8.9x
	Median	—	$570	7.7x	8.0x
	Maximum	—	$3,496	14.9x	19.0x

The disclosure under the heading “The Merger—Company Projections” is hereby supplemented by adding the following language and table immediately before the section titled “Premiums Paid Analysis” on page 63 of the Proxy Statement:

The following tables include the sensitivity analyses as a result of the discounted cash flow analyses:

Sensitivity Analysis—Implied Enterprise Value

		Discount Rate
		12.0%	14.5%	17.0%
EBITDA	7.0x	$646.0	$590.9	$541.8
Exit	8.0x	$718.0	$656.0	$600.9
Multiple	9.0x	$790.0	$721.2	$660.0

Sensitivity Analysis—Implied Equity Value

		Discount Rate
		12.0%	14.5%	17.0%
EBITDA	7.0x	$277.8	$222.7	$173.6
Exit	8.0x	$349.8	$287.8	$232.7
Multiple	9.0x	$421.8	$353.0	$291.8

Sensitivity Analysis—Implied Equity Value per Share

		Discount Rate
		12.0%	14.5%	17.0%
EBITDA	7.0x	$7.87	$6.31	$4.92
Exit	8.0x	$9.92	$8.16	$6.60
Multiple	9.0x	$11.96	$10.01	$8.27

The disclosure under the heading “The Merger—Company Projections” is hereby supplemented by adding the following table immediately following the first full paragraph on page 64 of the Proxy Statement:

Acquirer	Target	Offer Price	Offer Price Premium to 1 Day Spot Price	Offer Price Premium to 90 Day Spot Price
Elliott Advisors Ltd	Barnes & Noble Inc.	$6.50	39.8%	27.2%
Apollo Global Management LLC	Smart & Final Stores Inc.	$6.50	18.6%	(0.8%)
MTY Food Group Inc.	Papa Murphy’s Holdings Inc.	$6.45	31.9%	28.0%
Apollo Global Management LLC	Shutterfly Inc.	$51.00	13.4%	(12.1%)
Tivity Health Inc.	NutriSystem Inc.	$47.00	37.4%	29.8%
ARG Holding Corp.	Sonic Corp.	$43.50	18.8%	27.9%
Cava Group	Zoe’s Kitchen	$12.75	33.4%	(22.4%)
FOCUS Brands Inc.	Jamba, Inc.	$13.00	16.3%	39.8%
United Natural Foods, Inc.	Supervalu Inc.	$32.50	67.1%	90.8%
Conagra Brands, Inc.	Pinnacle Foods Inc.	$68.00	5.3%	27.7%
General Mills, Inc.	Blue Buffalo Pet Products	$40.00	17.2%	33.4%
Rhone Capital, LLC	Fogo de Chão, Inc.	$15.75	25.5%	39.4%

Durational Capital / The Jordan Company	Bojangles	$16.10	38.8%	28.8%
Feldenkreis Holdings LLC	Perry Ellis International, Inc.	$27.50	21.6%	19.8%
Spice Private Equity AG	Bravo Brio Restaurant Group, Inc.	$4.05	37.3%	102.5%
Hershey Co	Amplify Snack Brands Inc	$12.00	71.4%	70.7%
Campbell Soup Company	Snyder’s-Lance, Inc.	$50.00	26.9%	37.8%
Arby’s Restaurant Group Inc	Buffalo Wild Wings Inc	$157.00	32.1%	43.1%
Utz Quality Foods Inc	Inventure Foods Inc	$4.00	(10.3%)	2.6%
Post Holdings Inc	Bob Evans Farms Inc	$77.00	5.6%	9.7%
Liberty Interactive Corp	HSN Inc	$40.36	28.9%	8.1%
Monomoy Capital Partners Llc	West Marine Inc	$12.97	33.7%	36.0%
Amazon.Com Inc	Whole Foods Market Inc	$42.00	27.0%	42.2%
HGGC, LLC	Nutraceutical International Corporation	$41.80	49.3%	20.1%
Tyson Foods Inc	AdvancePierre Foods Hldg Inc	$40.25	31.8%	43.0%
Sycamore Partners LLC	Staples Inc	$10.25	18.4%	12.0%
JAB Holdings	Panera Bread Co	$315.00	20.3%	54.8%
NRD Capital Management	Ruby Tuesday, Inc	$2.40	37.1%	(29.8%)
Restaurant Brands Intl Inc	Popeyes Louisiana Kitchen Inc	$79.00	19.5%	27.8%
Reckitt Benckiser Group PLC	Mead Johnson Nutrition Co	$90.00	27.7%	22.3%
Coach Inc	Kate Spade & Co	$18.50	27.5%	6.7%
Steinhoff Intl Hldg NV	Mattress Firm Holding Corp	$64.00	115.2%	64.9%
Utz Quality Foods Inc	Golden Enterprises Inc	$12.00	61.1%	115.8%
Danone SA	The WhiteWave Foods Co	$56.25	18.6%	44.5%
Revlon Inc	Elizabeth Arden Inc	$14.00	50.1%	82.3%
JAB Beech Inc	Krispy Kreme Doughnuts Inc	$21.00	24.6%	58.7%
First Cash Finl Services Inc	Cash America International Inc	$40.90	0.5%	36.6%
Apollo Global Management LLC	Outerwall Inc	$52.00	51.2%	24.8%
Samsonite International SA	Tumi Holdings Inc	$26.75	32.9%	57.9%
Apollo Global Management LLC	Fresh Market Inc	$28.50	53.4%	16.1%

The disclosure under the heading “The Merger—Company Projections” is hereby supplemented by adding the underlined disclosure in the seventh sentence of the second full paragraph on page 66 of the Proxy Statement:

Within the past three years, Piper Jaffray has received investment banking fees from portfolio companies of investment funds affiliated with Parent, which fees amount to approximately $50,000 related to M&A advisory services provided to an L Catterton portfolio company.

Additional Information and Where to Find It

In connection with the proposed transaction, Del Frisco’s has filed with the Securities and Exchange Commission (the “SEC”) and furnished to its stockholders a definitive proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, Del Frisco’s mailed the definitive proxy statement and a proxy card to each Company stockholder entitled to vote at the special meeting relating to the proposed transaction. The proxy statement contains important information about the proposed transaction and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF DEL FRISCO’S ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT DEL FRISCO’S WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF DEL FRISCO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This communication is not a substitute for the proxy statement or for any other document that Del Frisco’s may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Company stockholders for their consideration.

Stockholders and securityholders of Del Frisco’s are able to obtain the proxy statement, as well as other filings containing information about Del Frisco’s and the proposed transaction, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement (when available) and the filings with the SEC that are incorporated by reference therein can also be obtained, without charge, by contacting Del Frisco’s Investor Relations at investorrelations@dfrg.com or (203) 682-8253, or by going to Del Frisco’s Investor Relations page on its website at https://investor.dfrg.com.

Participants in the Solicitation

Del Frisco’s and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Del Frisco’s directors and executive officers and their ownership of shares of Del Frisco’s common stock is set forth in Del Frisco’s proxy statement on Schedule 14A filed with the SEC on April 16, 2019, and is included in Del Frisco’s definitive proxy statement filed with the SEC in connection with the proposed transaction, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, are contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Del Frisco’s by affiliates of L Catterton and Del Frisco’s outlook, expectations, or other characterizations of future events, circumstances, or results are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Del Frisco’s business and the price of Del Frisco’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by Del Frisco’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on Del Frisco’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (vi) risks related to diverting management’s attention from Del Frisco’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against Del Frisco’s related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) uncertainties as to Parent’s ability to obtain financing in order to consummate the proposed transaction; and (x) other risks described in Del Frisco’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this Form 8-K or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Del Frisco’s does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.